Exhibit 4.8

NOL PRESERVATION LOCK-UP AGREEMENT

This NOL PRESERVATION LOCK-UP AGREEMENT (this “Agreement”) is made effective as of the Effective Date between Jazz Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the several investor signatories listed on Schedule A hereto (including any successor or assign of any such investor, each an “Investor” and collectively, the “Investors”).

WHEREAS, the Company and each Investor deems it to be in the best interests of the Company to enter into this Agreement, to restrict transferability of such Investor’s Company capital stock in order to minimize the risk that the Company will undergo an “ownership change” within the meaning of Section 382(g) of the Code that would subject use of its Tax Benefits to limitation under Section 382(a) of the Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereby agree as follows:

Section I

Definitions

1.1 As used in this Agreement:

“Acquire” or “Acquisition” means the acquisition of record, legal, beneficial or any other ownership of Company Securities by any means, including, without limitation, (a) a purchase of Company Securities from the owner thereof, whether effected through a private sale, an open market transaction, or otherwise, (b) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Company Securities, or (c) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Company Securities, but shall not in the case of clauses (a) – (c) include any acquisition unless, as a result, the acquirer would be considered an owner of such Company Securities for United States federal income tax purposes.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Securities” means (a) shares of Common Stock of the Company, (b) shares of Preferred Stock of the Company of any class or series, (c) any other interests in the Company not already described in clauses (a) or (b) that constitute “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18), and (d) warrants, options or other rights to purchase stock of the Company (including interests described in Treasury Regulations Section 1.382-2T(h)(4)(v)).

“Effective Date” means the date upon which the last signature of each of the Investors listed on Schedule A hereto has been delivered to the Company.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1).

“Fundamental Transaction” means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity.

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a syndicate or group as those terms are used for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Restriction Release Date” means the earlier of (i) June 24, 2011, (ii) immediately prior to the consummation of a Fundamental Transaction, (iii) such date as all Investors shall agree in writing to terminate this Agreement or (iv) such date on which the Company in its sole judgment determines the restrictions contained in this Agreement are no longer needed and thereupon notifies the Investors in writing that the restrictions set forth in this Agreement shall terminate.

“Restricted Activity” means (i) the Acquisition of additional Company Securities by an Investor, (ii) the Transfer of any Company Securities currently owned by such Investor or entering into any agreements for such Transfer, (iii) distributing any Company Securities held by an Investor that is an Entity to such Investor’s owners, or (iv) exercising any warrants or other rights to acquire Company stock described in clause (d) of the definition of Company Securities.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Company, any direct or indirect subsidiary thereof, or any consolidated or combined tax filing group of which the Company is a member.

“Transfer” means any direct or indirect, sale, transfer, assignment, conveyance, pledge or other disposition of Company Securities in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)).

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

1.2 Other defined terms shall have the meanings assigned to them in the preamble to this Agreement or as defined elsewhere in this Agreement.

Section II

Restrictions on Stock held by the Investors

2.1 Approval Required for Restricted Activities. From and after the Effective Date and prior to the Restriction Release Date, each Investor hereby agrees that it will not engage in any Restricted Activity without first obtaining the approval of Company in the manner set forth in this Section II. Any purported Transfer made in violation of this Section 2.1 shall be null and void and shall not be effective to Transfer any record, legal, beneficial or any other ownership of the Company Securities in respect of such purported Transfer to any transferee thereof.

2.2 Request for Approval. The restrictions contained in this Agreement are for the purpose of minimizing the risk that any “ownership change” (as defined in Section 382(g) of the Code) with respect to the Company may limit the Company’s ability to utilize its Tax Benefits. In connection therewith, if an Investor proposes to undertake a Restricted Activity, it shall, not less than ten (10) Business Days prior to the date of the proposed Restricted Activity, request in writing (a “Request”) that the Company review the proposed Restricted Activity and authorize or not authorize the proposed Restricted Activity in accordance with this Section II. A Request shall be delivered in accordance with the Notice provisions of Section 4.11. Such Request shall be deemed to have been received by the Company when actually received by the Company. A Request shall include (i) the name, address and telephone number of such requesting Investor, (ii) a description of the Restricted Activity that such Investor proposes to undertake, (iii) the date on which the proposed Restricted Activity is expected to take place (or, if the proposed Restricted Activity consists of a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (iv) the name of the counter party (or parties) to the proposed Restricted Activity (or, if the proposed Restricted Activity consists of a transaction on a national securities exchange or any national securities quotation system, a statement to that effect) and (v) a request that the Company approve the proposed Restricted Activity pursuant to this Section II.

2.3 Approval by the Company. The Company may authorize a proposed Restricted Activity, if it determines, in its reasonable judgment, that the proposed Restricted Activity, when coupled with other Restricted Activities, if any, proposed or expected to be proposed by other Company stockholders, would not be likely to result in an ownership change within the meaning of Section 382(g) of the Code that would be likely to limit the Company’s ability to utilize its Tax Benefits. The Company may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any such proposed Restricted Activity by an Investor. In addition, the Company may, in its sole discretion, require such representations from such Investor or such opinions of counsel to be rendered by counsel selected or approved by the Company and at its expense, in each case as to such matters as the Company may determine. The Company shall approve or disapprove a Request on or before the tenth (10th) Business Day following the Company’s receipt thereof.

Section III

Certain Remedies

3.1 Treatment of Unapproved Restricted Activity. The parties acknowledge and agree that no employee or agent of the Company (including any transfer agent or registrar of the Company) shall record any purported Transfer that is made in violation of Section II, and the purported transferee of any such purported Transfer shall not be recognized as a stockholder of the Company for any purpose whatsoever in respect of the Company Securities that are the subject thereof. The purported transferee of a Transfer that is made in violation of Section II shall not be entitled with respect to such Company Securities to any rights of an owner thereof, including without limitation, any right to vote, or to receive dividends or distributions, in respect thereof, and the Company shall be entitled to so instruct its transfer agent or registrar of the same.

3.2 Injunctions. Each Investor acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specified terms or were otherwise breached. The Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which the Company may be entitled at law or equity.

Section IV

Miscellaneous

4.1 Powers of the Board of Directors. Nothing contained in this Agreement shall limit the authority of the Board of Directors of the Company to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Company’s Tax Benefits. The Board of Directors of the Company shall have the power to determine all matters necessary for determining compliance with this Agreement. In the case of an ambiguity in the application of any of the provisions of this Agreement, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that this Agreement requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Agreement. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Company, and each Investor; provided, however, that the Board of Directors may delegate all or any portion of its duties and powers under this Agreement to a committee of the Board of Directors as it deems advisable or necessary.

4.2 Legends. All certificates reflecting Company Securities subject to this Agreement on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

[THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THIS SECURITY] [THESE SECURITIES] ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND CERTAIN OTHER RESTRICTIONS, [INCLUDING EXERCISE OR

CONVERSION RESTRICTIONS,] ALL AS SET FORTH IN A NOL PRESERVATION LOCK-UP AGREEMENT BETWEEN JAZZ PHARMACEUTICALS, INC. AND THE ORIGINAL HOLDER OF [THIS SECURITY][THESE SECURITIES], A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICES OF JAZZ PHARMACEUTICALS, INC.

In order to give effect to the foregoing, each Investor hereby agrees, immediately following the Effective Date, to surrender to the Company or to the Company’s transfer agent any Company Securities or certificates representing Company Securities held by such Investor (endorsed or with stock powers attached, signatures guaranteed if so required by the Company’s transfer agent in the ordinary course of business, and otherwise in form necessary to effect reissuance) for the purpose of effecting the reissuance of such Company Securities and certificates representing Company Securities containing the above legend.

The Company shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Agreement for any uncertificated Company Securities or Company Securities held in an indirect holding system.

4.3 Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties with respect to the subject matter hereof.

4.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by each of the Company and each Investor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

4.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

4.6 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

4.7 Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

4.8 Representations of the Parties. Each party hereto represents and warrants that the execution, delivery and performance by such party of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such party is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such party. This Agreement has been duly executed by such party, and when delivered by such party in accordance with the terms hereof, will constitute the valid and legally binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

4.9 Independent Nature of Investor Obligations. The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under this Agreement. Notwithstanding the foregoing, this Agreement shall not take effect unless and until all parties named on Schedule A have executed, delivered and released their signature page(s) hereto to the Company.

4.10 Captions. Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

4.11 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section 4.11 prior to 5:00 p.m., Pacific Time, on a Business Day, except in the event that the recipient is located outside the United States, in which case notice shall be deemed given and effective on the next Business Day after the date of transmission, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 5:00 p.m., Pacific Time, on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or in the event the recipient is located outside the United States, five (5) Business Day following the date of mailing, if sent by internationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, California 94304

Attention: General Counsel

Fax: (650) 496-3781

With a copy to (which shall not constitute notice):

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

Attention: Suzanne Sawochka Hooper, Esq.

Fax: (650) 849-7400

If to an Investor: At the address set forth on its respective signature page attached hereto, or such other address as such Investor may designate by ten (10) days advance written notice to the other parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this NOL Preservation Lock-Up Agreement effective as of the Effective Date.

JAZZ PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Bruce C. Cozadd
Bruce C. Cozadd
Chief Executive Officer

Date:	July 7, 2009

IN WITNESS WHEREOF, the parties hereto have executed this NOL Preservation Lock-Up Agreement effective as of the Effective Date.

INVESTORS:

Longitude Venture Partners, L.P. a Delaware Limited Partnership			ADDRESS:

By: Its:	Longitude Capital Partners, LLC General Partner		800 El Camino Real, Suite 220 Menlo Park, CA 94025

By:	/s/ Patrick Enright	(signature)	Fax: 650-854-5705
Name:	Patrick Enright	(printed name)
Title:	Managing Member
Date Signed and Delivered to the Company: July 6, 2009

Longitude Capital Associates, L.P. a Delaware Limited Partnership			ADDRESS:

By: Its:	Longitude Capital Partners, LLC General Partner		800 El Camino Real, Suite 220 Menlo Park, CA 94025 Fax: 650-854-5705
By:	/s/ Patrick Enright	(signature)
Name:	Patrick Enright	(printed name)
Title:	Managing Member
Date Signed and Delivered to the Company: July 6, 2009

IN WITNESS WHEREOF, the parties hereto have executed this NOL Preservation Lock-Up Agreement effective as of the Effective Date.

INVESTORS:

KKR JP LLC		ADDRESS:

9 W. 57th Street, 42nd Floor
Signature:	/s/ Michael Michelson	New York, NY 10019
Print Name:	Michael Michelson	Fax:
Title:	Member

Date Signed and Delivered to the Company:

July 6, 2009

KKR JP III LLC		ADDRESS:

Signature:	/s/ Michael Michelson	9 W. 57th Street, 42nd Floor New York, NY 10019
Print Name:	Michael Michelson	Fax:
Title:	Member

Date Signed and Delivered to the Company:

July 6, 2009

IN WITNESS WHEREOF, the parties hereto have executed this NOL Preservation Lock-Up Agreement effective as of the Effective Date.

INVESTORS:

PROSPECT VENTURE PARTNERS II, L.P.		ADDRESS:

By:	Prospect Management Co. II, LLC, its General Partner	435 Tasso Street, Suite 200 Palo Alto, CA 94301

Signature:	/s/ Dave Markland	Fax: 650-324-8838

Print Name:	Dave Markland

Title:	Attorney-in-Fact

Date Signed and Delivered to the Company:

July 6, 2009

PROSPECT ASSOCIATES II, L.P.		ADDRESS:

By:	Prospect Management Co. II, LLC, its General Partner	435 Tasso Street, Suite 200 Palo Alto, CA 94301

Signature:	/s/ Dave Markland	Fax: 650-324-8838

Print Name:	Dave Markland

Title:	Attorney-in-Fact

Date Signed and Delivered to the Company:

July 6, 2009

IN WITNESS WHEREOF, the parties hereto have executed this NOL Preservation Lock-Up Agreement effective as of the Effective Date.

INVESTORS:

VERSANT VENTURE CAPITAL II, L.P.		ADDRESS:

By:	Versant Ventures II, L.L.C., its General Partner	3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025

Signature:	/s/ Samuel D. Colella	Fax: 650-854-9513

Print Name:	Samuel D. Colella

Title:	Managing Director

Date Signed and Delivered to the Company:

July 6, 2009

VERSANT SIDE FUND II, L.P.		ADDRESS:

By:	Versant Ventures II, L.L.C., its General Partner	3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025

Signature:	/s/ Samuel D. Colella	Fax: 650-854-9513

Print Name:	Samuel D. Colella

Title:	Managing Director

Date Signed and Delivered to the Company:

July 6, 2009

VERSANT AFFILIATES FUND II-A, L.P.		ADDRESS:

By:	Versant Ventures II, L.L.C., its General Partner	3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025

Signature:	/s/ Samuel D. Colella	Fax: 650-854-9513

Print Name:	Samuel D. Colella

Title:	Managing Director

Date Signed and Delivered to the Company:

July 6, 2009

IN WITNESS WHEREOF, the parties hereto have executed this NOL Preservation Lock-Up Agreement effective as of the Effective Date.

INVESTORS:

THOMA CRESSEY FUND VII, L.P.		ADDRESS:

By:	TC Partners VII, L.P.	Sears Tower, 92nd Floor
Its:	General Partner	233 South Wacker Drive
Chicago, IL 60606
By:	Thoma Cressey Bravo Inc.
Its:	General Partner	Fax:

Signature:	/s/ Bryan C. Cressey
Print Name:	Bryan C. Cressey
Title:

Date Signed and Delivered to the Company:

July 6, 2009

THOMA CRESSEY FRIENDS FUND VII, L.P.		ADDRESS:

By:	TC Partners VII, L.P.	Sears Tower, 92nd Floor
Its:	General Partner	233 South Wacker Drive
Chicago, IL 60606
By:	Thoma Cressey Bravo Inc.
Its:	General Partner	Fax:

Signature:	/s/ Bryan C. Cressey
Print Name:	Bryan C. Cressey
Title:

Date Signed and Delivered to the Company:

July 6, 2009

IN WITNESS WHEREOF, the parties hereto have executed this NOL Preservation Lock-Up Agreement effective as of the Effective Date.

INVESTOR:

JAZZ INVESTORS, L.L.C.		ADDRESS:

By:	Beecken Petty & Company, L.L.C., its Manager	c/o Beecken Petty & Company Healthcare Equity Partners 131 South Dearborn St., Suite 2800 Chicago, IL 60603
Signature:	/s/ Kenneth W. O’Keefe

Print Name:	Kenneth W. O’Keefe

Title:	Partner	Fax: 312-435-0371

Date Signed and Delivered to the Company: July 6, 2009

SCHEDULE A

INVESTORS

Longitude Venture Partners, L.P.

Longitude Capital Associates, L.P.

KKR JP LLC

KKR JP III LLC

Prospect Venture Partners II, L.P.

Prospect Associates II, L.P.

Versant Venture Capital II, L.P.

Versant Side Fund II, L.P.

Versant Affiliates Fund II-A, L.P.

Thoma Cressey Fund VII, L.P.

Thoma Cressey Friends Fund VII, L.P.

Jazz Investors, L.L.C.